FOR IMMEDIATE RELEASE

RICHARD SHARP TO RETIRE AS CHAIRMAN OF THE BOARD OF CARMAX, INC.; WILLIAM TIEFEL ELECTED NEW CHAIRMAN

Richmond, Va., April 9, 2007 - CarMax, Inc. (NYSE: KMX) today announced that Richard L. Sharp is retiring as chairman of the board of directors effective June 26, 2007, the date of our upcoming annual meeting of shareholders. William R. Tiefel has been elected to serve as the new chairman of the board, effective upon Mr. Sharp’s retirement.

“Rick had the vision to revolutionize the automotive retail industry with the unique CarMax consumer offer while he was president and chief executive officer of Circuit City,” said Tom Folliard, CarMax president and chief executive officer. “On behalf of all CarMax associates, let me express our gratitude to him for the role he played in helping CarMax become the nation’s largest retailer of used cars.”

Mr. Sharp, age 60, has been chairman of our board since we separated from Circuit City Stores, Inc. in 2002. He also served as a director on our board from 1997 to 1999. Mr. Sharp served as Circuit City’s chief executive officer from 1986 to 2000 and chairman of the Circuit City board from 1994 to 2002. He is currently the chairman of the board of Crocs, Inc. and a director of Flextronics International.

Mr. Tiefel, age 73, has served on our board of directors since 2002 and as our independent lead director since May 2006. He is retired vice-chairman of Marriott International, Inc. and chairman emeritus of the Ritz-Carlton Hotel Company, L.L.C. Mr. Tiefel joined Marriott Corporation in 1961, was named president of Marriott Hotels and Resorts in 1989, president of Marriott Lodging in 1993 and vice-chairman of Marriott International and chairman of the Ritz-Carlton hotel company in 1998. He is a director of Bulgari Hotels and Resorts and Lydian Private Bank.

“Bill’s experience in the service industry has been a great benefit to CarMax,” said Folliard. “I have enjoyed working with him closely over the past year, and I look forward to his continued leadership in the future.”

About CarMax

CarMax, a Fortune 500 company and one of the Fortune 2007 “100 Best Companies to Work For,” is the nation’s largest retailer of used cars. Headquartered in Richmond, Va., CarMax currently operates 80 used car superstores in 38 markets. CarMax also operates seven new car franchises, all of which are integrated or co-located with its used car superstores. During the 12 month period ended February 28, 2007, the company retailed 337,021 used cars, which is 95% of the total 355,584 vehicles the company retailed during that period. For more information, access the CarMax website at www.carmax.com.
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CarMax, Inc.

Contacts:

Investors and Financial Media:
Katharine Kenny, Assistant Vice President, Investor Relations, (804) 935-4591
Celeste Gunter, Manager, Investor Relations, (804) 935-4597

General Media:
Lisa Van Riper, Assistant Vice President, Public Affairs, (804) 935-4594
Trina Lee, Public Relations Manager, (804) 747-0422, ext. 4197